Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

METALDYNE PERFORMANCE GROUP INC.

ARTICLE I

• 1.1 Name. The name of this Corporation is Metaldyne Performance Group Inc.

ARTICLE II

• 2.1 Address. Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code: 19801. The registered agent in charge thereof is The Corporation Trust Company.

ARTICLE III

• 3.1 Purpose. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE IV

• 4.1 Authorized Shares. The amount of the total stock this Corporation is authorized to issue is 100 shares with a par value of $0.001 per share.

ARTICLE V

• 5.1 Amendments to Bylaws. The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

• 6.1 Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no Director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a Director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section 6.1, or adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Section 6.1, shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

• 6.2 Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement of Expenses (as defined below) to any Indemnitee (as defined below) to the fullest extent permitted by law, as such law may be amended from time to time. In furtherance of the foregoing indemnification and advancement obligations, and without limiting the generality thereof:

(a)	Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee, by reason of his or her Corporate Status (as defined below), who is, or is threatened to be made, a party to or participant in any Proceeding (as defined below), other than a Proceeding by or in the right of the Corporation (with the approval of the Corporation’s Board of Directors), shall be indemnified against all Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b)	Proceedings by or in the Right of the Corporation. Any Indemnitee, by reason of his or her Corporate Status, who is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Corporation shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

(c)

Sponsor Directors. The Corporation hereby acknowledges that any Directors (or former Directors) that are partners or employees of American Securities LLC and its affiliates (“Sponsor Directors”) have certain rights to indemnification, advancement of expenses and/or insurance provided by American Securities LLC and its affiliates (the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to each Sponsor Director are primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Sponsor Director is secondary to the Corporation’s obligations), (ii) that it shall be required to advance the full amount of expenses incurred by a Sponsor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the Bylaws of the Corporation from time to time (or any other agreement between the Corporation and such Sponsor Director), without regard to any rights such Sponsor Director may have against any Fund Indemnitor, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by any Fund Indemnitor on behalf of any Sponsor Director with respect to any claim for which such Sponsor Director has sought indemnification from the Corporation shall affect the foregoing and such Fund Indemnitor shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Sponsor Director against the Corporation. The Corporation and the Sponsor Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph.

(d)	Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VI, to the extent that any Indemnitee is, by reason of his or her Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he or she shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 6.2 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(e)	Advancement of Expenses. Notwithstanding any other provision of this Article VI, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 6.2 shall be unsecured and interest free.

• 6.3 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation, individually or as a group, within the same scope and effect as the indemnification of its Directors and officers.

• 6.4 Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, this Certificate of Incorporation, the Bylaws of the Corporation, any agreement, vote of stockholders, resolution of Directors or otherwise.

• 6.5 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

• 6.6 Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VI, the Corporation shall not be obligated by this Article VI to make any indemnity or advancement in connection with any claim made against an Indemnitee in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its Directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VI or any other indemnification advancement or exculpation rights to which Indemnitee may at any time be entitled under applicable law or any agreement.

• 6.7 Definitions. For purposes of this Article VI:

(a)	“Corporate Status” describes the status of an individual who is or was a Director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

(b)	“Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Corporation as a Director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c)

“Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Article VI, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Corporation or any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, unless otherwise approved by the Corporation, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(d)	“Indemnitee” means any current or former Director, including Sponsor Directors, or current or former officer of the Corporation; and

(e)	“Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a Director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a Director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a Director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VI. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this Article VI.

• 6.8 Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 6.6 of this Article VI, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.2 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.2(a) or Section 6.2(b) of this Article VI, as the case may be. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.8 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

• 6.9 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

• 6.10. Amendment of Article VI. No alteration, amendment, addition to or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article VI, shall adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer (or, as authorized by the Board of Directors pursuant to Section 6.3, of an employee or agent) of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.